            As filed with the Securities and Exchange Commission on May 14, 2008

                                                              File No. 811-21824

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-1A

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 |X|

                               Amendment No. 5 [X]

                                   ----------

                      MOUNT VERNON SECURITIES LENDING TRUST
               (Exact Name of Registrant as Specified in Charter)

                 800 Nicollet Mall, Minneapolis, Minnesota 55402
               (Address of Principal Executive Offices) (Zip Code)

                                 (612) 303-7987
              (Registrant's Telephone Number, Including Area Code)

                                   ----------

                                Richard J. Ertel
                               Assistant Secretary
                          800 Nicollet Mall, BC-MN-H04N
                          Minneapolis, Minnesota 55402
                     (Name and Address of Agent for Service)

                                   ----------

EXPLANATORY NOTE

     This Amendment No. 5 to the Registration Statement of Mount Vernon Securities Lending Trust (the "Registrant") on Form N-1A (File No. 811-21824) (the "Registration Statement") is being filed to amend and supplement certain information contained in the Registrant's Amendment No. 4 under the Investment Company Act of 1940, as amended (the "1940 Act"), filed on April 29, 2008.

     This Registration Statement has been filed by the Registrant pursuant to
Section 8(b) of the 1940 Act. However, beneficial interests in the Registrant are not registered under the Securities Act of 1933 (the "1933 Act") because such interests are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the 1933 Act, any beneficial interests in the Registrant.

================================================================================

                      MOUNT VERNON SECURITIES LENDING TRUST
                            SHORT-TERM BOND PORTFOLIO

THE FOLLOWING REPLACES THE SECOND PARAGRAPH UNDER THE SECTION ENTITLED "ITEM 5. MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE--PORTFOLIO MANAGEMENT" ON PAGE 9 OF PART A OF THE REGISTRATION STATEMENT.

     The Short-Term Bond Portfolio is co-managed by Bridget K. Stier and Marta
     R. Wenker. Ms. Stier, Senior Portfolio Manager and Director of Securities Lending for FAF Advisors, has served as co-manager since the Portfolio's inception. Ms. Stier joined FAF Advisors and began working in the financial industry in 1986. Ms. Wenker, Portfolio Manager, has served as co-manager of the Portfolio since May 2008. Ms. Wenker joined FAF Advisors in 2003 and began working in the financial industry in 2002.

THE FOLLOWING REPLACES THE SECTION ENTITLED "OTHER ACCOUNTS MANAGED" UNDER "ITEM
14. INVESTMENT ADVISORY AND OTHER SERVICES" BEGINNING ON PAGE 41 OF PART B OF THE REGISTRATION STATEMENT.

     The following chart provides information as of December 31, 2007 (May 12, 2008 for Ms. Wenker) about the mutual funds and accounts, other than the Short-Term Bond Portfolio, for which the Short-Term Bond Portfolio's portfolio managers are primarily responsible for day-to-day portfolio management.

                                                      Number of
                            Type of Account            Accounts    Total Assets
                   --------------------------------   ---------   -------------
Bridget K. Stier   Registered Investment Companies       1        $11.1 billion
                   Other Pooled Investment Vehicles      0        $   0
                   Other Accounts                        0        $   0
Marta R. Wenker    Registered Investment Companies       1        $13.6 billion
                   Other Pooled Investment Vehicles      0        $   0
                   Other Accounts                        0        $   0

     No portion of the advisory fee paid on the above-referenced accounts, if any, is based on the performance of such accounts.

     To the extent not amended by this Amendment No. 5 to the Registrant's Registration Statement on Form N-1A (File No. 811-21824), the Registrant hereby incorporates in its entirety both Part A and Part B of Amendment No. 4 to the Registrant's Registration Statement on Form N-1A, filed on April 29, 2008, and hereby designates each such Part, as amended, as constituting in its entirety
           Part A and Part B, respectively, of this Amendment No. 5.

                                     PART C

ITEM 23. EXHIBITS

(a)(1) Amended and Restated Certificate of Trust dated October 14, 2005. (Incorporated by reference to Exhibit (a)(1) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824)).

(a)(2) Agreement and Declaration of Trust dated October 17, 2005. (Incorporated by reference to Exhibit (a)(2) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824)).

(b) By-Laws. (Incorporated by reference to Exhibit (b) to the registration statement on Form N-1A, filed April 25, 2007 (file No. 811-21824)).

(c)      None.

(d) Investment Advisory Agreement between Mount Vernon Securities Lending Trust and FAF Advisors, Inc. dated September 21, 2005. (Incorporated by reference to Exhibit (d) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824)).

(e)      Not Applicable.

(f)(1) Deferred Compensation Plan for Trustees dated January 1, 2000, as amended December 2007 (Incorporated by reference to Exhibit (f)(1) to the registration statement on Form N-1A, filed April 29, 2008 (File No. 811-21824)).

(f)(2) Deferred Compensation Plan for Trustees, Amended Summary of Terms dated February 2005 (Incorporated by reference to Exhibit (f)(2) to the registration statement on Form N-1A, filed April 29, 2008 (File No. 811-21824)).

(g) Custodian Agreement between Mount Vernon Securities Lending Trust and U.S. Bank National Association dated September 21, 2005. (Incorporated by reference to Exhibit (g) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824)).

(h)(1) Administration Agreement between Mount Vernon Securities Lending Trust and FAF Advisors, Inc. dated September 21, 2005. (Incorporated by reference to Exhibit (h) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824)).

(h)(2) Sub-Administration Agreement between FAF Advisors, Inc. and U.S. Bancorp Fund Services, LLC dated June 1, 2007. (Incorporated by reference to Exhibit (h)(2) to the registration statement on Form N-1A, filed January 15, 2008 (File No. 811-21824)).

(i)      Not Applicable.

(j)      Not Applicable.

(k)      Not Applicable.

(l)      None.

(m)      None.

(n)      None.

(o)      Reserved.

(p)(1) First American Funds Code of Ethics adopted under Rule 17j-1 of the Investment Company Act of 1940 and Section 406 of the Sarbanes-Oxley Act. (Incorporated by reference to Exhibit (p)(1) to the registration statement on Form N-1A, filed January 15, 2008 (File No. 811-21824)).

(p)(2) FAF Advisors, Inc. Code of Ethics adopted under Rule 17j-1 of the Investment Company Act of 1940. (Incorporated by reference to Exhibit
         (p)(2) to the registration statement on Form N-1A, filed January 15, 2008 (File No. 811-21824)).

ITEM 24. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees and the investment companies for which the Trustees collectively serve as Directors. It does not have any subsidiaries.

ITEM 25. INDEMNIFICATION

     Except as set forth in Section 5.2 of the Declaration of Trust, the Trust shall indemnify any person described in Section 5.2 of the Certificate of Trust ("indemnitee"), for covered expenses (expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with a covered proceeding) in any covered proceeding (any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party), whether or not there is an adjudication of liability as to such indemnitee, if a determination has been made that the indemnitee was not liable by reason of disabling conduct, as described in
Section 5.2 of the Certificate of Trust, by (i) a final decision of the court or other body before which the covered proceeding was brought; or (ii) in the absence of such decision, a reasonable determination, based on a review of the facts, by either (a) the vote of a majority of a quorum of Trustees who are neither "interested persons", as defined in the 1940 Act nor parties to the covered proceeding or (b) an independent legal counsel in a written opinion; provided that such Trustees or counsel, in reaching such determination, may need not presume the absence of disabling conduct on the part of the indemnitee by reason of the manner in which the covered proceeding was terminated.

     Covered expenses incurred by an indemnitee in connection with a covered proceeding shall be advanced by the Trust to an indemnitee prior to the final disposition of a covered proceeding upon the request of the indemnitee for such advance and the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification thereunder but only if one or more of the following is the case:
(i) the indemnitee shall provide a security for such undertaking; (ii) the Trust shall be insured against losses arising out of any lawful advances; or (iii) there shall have been a determination, based on a review of the readily available facts (as opposed to a fully trial-type inquiry) that there is a reason to believe that the indemnitee ultimately will be found entitled to indemnification by either independent legal counsel in a written opinion or by the vote of a majority of a quorum of trustee who are neither "interested persons" as defined in the 1940 Act nor parties to the covered proceeding.

     Nothing contained in the Declaration of Trust shall be deemed to affect the right of the Trust and/or any indemnitee to acquire and pay for any insurance covering any or all indemnitees to the extent permitted by the 1940 Act or to affect any other indemnification rights to which any indemnitee may be entitled to the extent permitted by the 1940 Act.

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR

     See "Management of the Trust" in Part B. Information as to the Trustees and officers of FAF Advisors is included in its Form ADV filed with the SEC and is incorporated herein by reference thereto.

ITEM 27. PRINCIPAL UNDERWRITERS

     Not Applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS

     All accounts, books, records and documents of the Registrant required pursuant to Section 31(a) of the 1940 Act and the rules promulgated thereunder are located in whole or in part, as the offices of the Registrant and the following locations:

     FAF Advisors, Inc. (Investment Advisor, Administrator, and Transfer Agent) 800 Nicollet Mall, Minneapolis, Minnesota 55402

     U.S. Bank National Association (Custodian)
     60 Livingston Avenue, St. Paul,
     Minnesota 55101

ITEM 29. MANAGEMENT SERVICES

     None.

ITEM 30. UNDERTAKINGS

     Not Applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Mount Vernon Securities Lending Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Minneapolis and State of Minnesota on the 14th day of May 2008.

                                        MOUNT VERNON SECURITIES LENDING TRUST


                                        By: /s/ Thomas S. Schreier, Jr.
                                            ------------------------------------
                                            Thomas S. Schreier, Jr.
                                            President